EXHIBIT 99.2

AIRCASTLE LIMITED

OFFER TO EXCHANGE

$150 MILLION AGGREGATE PRINCIPAL AMOUNT OF 9.75% SENIOR NOTES DUE 2018

(CUSIP NOS. 00928Q AC5 AND G0129K AB0)

FOR

$150 MILLION AGGREGATE PRINCIPAL AMOUNT OF 9.75% SENIOR NOTES DUE 2018

(CUSIP NO. 00928Q AB7)

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,

PURSUANT TO THE PROSPECTUS

DATED APRIL     , 2012

April     , 2012

To our Clients:

Enclosed for your consideration is a prospectus, dated April     , 2012 (the “Prospectus”), and the letter of transmittal (the “Letter of Transmittal”) relating to the offer (the “Exchange Offer”) of Aircastle Limited (“Aircastle”) to exchange up to $150,000,000 aggregate principal amount of its 9.75% Senior Notes due 2018 which have been registered under the Securities Act of 1933, as amended, (individually a “New Note” and collectively, the “New Notes”), for a like principal amount at maturity of Aircastle’s issued and outstanding 9.75% Senior Notes due 2018 (individually an “Old Note” and collectively, the “Old Notes”), upon the terms and subject to the conditions described in the Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of Aircastle contained in the Registration Rights Agreement, dated December 14, 2011, by and among Aircastle and Citigroup Global Markets Inc. as the initial purchaser referred to therein. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Prospectus.

This material is being forwarded to you as the beneficial owner of the Old Notes held by us for your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 9:00 a.m., New York City time, on                     , 2012 unless extended by Aircastle. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn (in accordance with the procedures set forth in the prospectus) at any time before the Expiration Date.

Your attention is directed to the following:

1.	The Exchange Offer is for any and all Old Notes.

2.	The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”

3.	Any transfer taxes incident to the transfer of Old Notes from the holder to Aircastle will be paid by Aircastle, except as otherwise provided in the Prospectus and the instructions to the Letter of Transmittal.

4.	The Exchange Offer expires at 9:00 a.m., New York City time, on , 2012 unless extended by Aircastle.

If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Notes.

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Aircastle with respect to the Old Notes.

This will instruct you to tender the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

Please tender the Old Notes held by you for my account as indicated below:

☐ Please tender the Old Notes held by you for my account as indicated below:

AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF OLD NOTES

9.75% Senior Notes due 2018: $

☐ Please do not tender any Old Notes held by you for my account.

Dated: , 2012

Signature(s):

Print Name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Old Notes held by us for your account.

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